Exhibit 99.1

October 29, 2018	MEDIA CONTACT:	Denise Venuti Free
Director of Communications and External Affairs
856-782-2316
denise.free@amwater.com
New Jersey American Water Granted New Rates by
New Jersey Board of Public Utilities

Increase driven by investments in infrastructure; Water service remains about a penny per gallon

VOORHEES, N.J. (October 29, 2018) - The New Jersey Board of Public Utilities (BPU) today approved a settlement between New Jersey American Water and the N.J. Division of Rate Counsel and BPU Staff for new water and wastewater rates for New Jersey American Water. The new rates represent a $40 million annual increase in water and wastewater revenues for New Jersey American Water.
The company’s rate request, which was filed September 15, 2017, was driven by more than $868 million in needed investment in treatment and distribution system upgrades statewide since the company’s last rate increase in 2015. Due to the Tax Cuts and Jobs Act and today's order, most customers can expect to see a one-time credit on their bills beginning in November.

The cost of water service for the company’s customers remains about a penny per gallon. The approximate bill for an average water customer using 6,000 gallons of water per month will be $53.45 and the approximate bill for an average wastewater customer will be $58.70.

“We are extremely proud of our significant level of system investment, combined with operational efficiency measures and innovative technologies, to ensure continued water quality, service reliability and fire protection for the more than 2.7 million people who depend on us every day. This rate order enables us to continue this important work on behalf of our customers, while balancing the cost impact for them,” said Deb Degillio, President, New Jersey American Water.

PRESS RELEASE	www.newjerseyamwater.com

New Jersey American Water continues to invest in needed system improvements to ensure clean, safe, reliable water and wastewater services to its customers. At the same time, the company continues to focus on cost control and increased efficiency to balance the rate impact of these investments.

In addition, the BPU approved the company’s petition to increase customers’ income threshold to qualify for payment assistance through New Jersey American Water’s H2O Help to Others Program. For more information, visit the Customer Service and Billing page on the company’s website, or call the company’s program partner, New Jersey Shares, toll-free at 1-877-NJAWH2O (1-877-652-9426).

More information about the company’s rates can be found online at www.newjerseyamwater.com (under the Customer Service & Billing menu, select Your Water and Wastewater Rates) or call 1-800-272-1325, Monday through Friday, 7 a.m. to 7 p.m.

New Jersey American Water, a subsidiary of American Water (NYSE: AWK), is the largest investor-owned water utility in the state, providing high-quality and reliable water and/or wastewater services to approximately 2.7 million people. For more information, visit www.newjerseyamwater.com and follow New Jersey American Water on Twitter and Facebook. With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 7,100 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 45 states and Ontario, Canada. American Water provides safe, clean, affordable and reliable water services to our customers to make sure we keep their lives flowing. For more information, visit amwater.com.
# # #

PRESS RELEASE	www.newjerseyamwater.com